SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT ("**Agreement**") is entered into by INTELLICHECK, INC., a Delaware corporation ("**Company**"), and WILLIAM ROOF ("**Executive**") (together, the "**Parties**").

A. Executive was the Chief Executive Officer of Company and served in that role since October 1, 2014.

B. Executive entered into an Executive Employment Agreement with Intellicheck Mobilisa, Inc. dated October 1, 2014 ("**Executive Employment Agreement**"). The Executive Employment Agreement provides an opportunity to earn certain severance benefits subject to the terms and conditions set forth in that Agreement, including Executive signing, delivering, and not revoking a release of all claims.

C. Executive has decided to retire from Company at the request of the board of directors.

D. Company desires to provide severance benefits to Executive and enter into a limited consulting relationship a specified in this Agreement.

E. The execution of this Agreement and the agreement to its terms will not be considered an admission of any liability or obligation by Company or Executive.

In consideration of the foregoing (which is incorporated by reference) and the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. EXECUTIVE'S SEPARATION.

a. Executive's employment with Company ended on October 4, 2017 ("**Separation Date**").

b. Executive has properly reported all hours worked. Executive has been paid in full and received all compensation and benefits Executive earned by virtue of employment with Company, including any bonus payments. Executive may exercise whatever rights Executive may have under COBRA to continuation of medical benefits under Company's medical plan at Executive's own expense. Executive's rights under any of Company's other benefit plans will be handled in accordance with the terms of the governing documents. Except as stated in this Agreement, or as required by law, all compensation and benefits ceased on the Separation Date, provided that Executive can exercise any rights to indemnification Executive may have under Company's Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

c. Executive has returned to Company all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Executive, with the

exception of the Company laptop and iPad in Executive's possession at the time of entry into this Agreement, which property Executive will retain for use during the applicable period in Section 5 and then return to Company.

d. If Executive leaves any personal property on Company premises, or has personal mail or packages delivered to Company, or Company discovers any of Executive's personal property or receives Executive's mail or packages, Company will notify Executive to that effect and make reasonable arrangements for Executive to pick up or otherwise receive such property.

2. CONSIDERATION. In consideration of the terms, representations, and promises contained in this Agreement, Company will provide Executive with the following benefits (together, the "**Severance**"):

- a payment totaling the gross amount of $500,000, less applicable deductions and withholdings, which will be paid in equal installments on Company's regular payroll schedule over a 20-month period commencing within 60 days after the Separation Date ("**Severance Period**"), provided that Executive has satisfied the conditions below and further provided that if the 60-day period begins in one taxable year and ends in a subsequent taxable year, payments will commence in the subsequent taxable year;
- if Executive timely and properly elects continuing vision and dental care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("**COBRA**"), Company will reimburse Executive's COBRA premium payments, at the same level of company contribution as is provided immediately before the Separation Date, so as to provide continued coverage for 18 months, or until such earlier time as Employee obtains other vision and/or dental insurance or Employee's COBRA coverage otherwise terminates in accordance with COBRA; and
- the Board of Directors of Company will approve a resolution to extend the expiration date on all of Executive's options to purchase Company's common stock by three months so the exercise period would be six months from the Separation Date.

The Severance is provided in accordance with the terms and conditions of this Agreement and the Executive Employment Agreement and is conditioned upon this Agreement becoming effective. Executive acknowledges that (a) provision of the Severance as described in this Section 2 fully satisfies any obligations Company may have to Executive under the Executive Employment Agreement, (b) Company is not obligated to provide Executive with the consideration provided in this Section 2, except under this Agreement and the Executive Employment Agreement, (c) Company's obligations set forth in this Section 2 and the Executive Employment Agreement provide adequate consideration for Executive's covenants, waiver, and release in this Agreement, and (d) Executive's entitlement to the consideration set forth in Section 2 (including the entitlement to earn and retain the Severance) is conditioned on Executive's full compliance with this Agreement (including, without limitation, Sections 6 and 7), the Executive Employment Agreement (including Sections 5, 6, and 7), and any other obligations Executive has to Company.

3. REPRESENTATIONS. Executive and Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

a. Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that before signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b. Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c. Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

4. RELEASE OF CLAIMS. Executive agrees that the consideration represents settlement in full of all outstanding obligations owed to Executive by Company. Executive, its respective heirs, marital community and executors hereby fully and forever release any claims against Company and all of the other Released Parties (as defined below) ("**Released Claims**"). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys' fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the date and time of this Release. Executive understands and agrees that Released Claims include (but are not limited to) any and all claims including, without limitation: any claims relating to the Executive Employment Agreement; any and all claims relating to or arising from Executive's employment relationship with Company and termination of that relationship; any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of Company; any and all claims for personal injury, including but not limited to wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation; any and all claims for violation of any federal, state or municipal statute, including, but not limited to: the Washington State Law against discrimination, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, and the Washington Business Corporation Act; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and any and all claims for attorney's fees and costs.

However, Released Claims do not include (a) claims for breach or enforcement of this Agreement, (b) claims that arise after the execution of this Agreement, including claims for breach or enforcement of the Agreement, (c) claims to vested benefits under ERISA,

(d) workers' compensation or unemployment claims, or (e) any other claims that may not be released under this Agreement in accordance with applicable law.

For the purpose of this Agreement, "**Released Parties**" means Company, its affiliates, parents, subsidiaries, joint ventures, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, stockholders, owners, employees, agents, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.

5. EXECUTIVE'S CONSULTING ADVICE AND ASSISTANCE. Executive will provide consulting services to Company during the Severance Period to provide advice and assistance to Company's senior executives and its Board of Directors in making a smooth and effective transition. All such activity will be at the express direction in advance by Company's then acting CEO or its Board of Directors. The consideration provided in this Agreement provides full compensation for such consulting activities, and Executive agrees that he will not be eligible to receive any additional amounts unless the Parties agree to modify the scope of the consulting relationship. Executive's transition advice and assistance will not require any set number of hours or delivery of a particular work product and will not exceed 20 hours per month. In no event will such activities exceed the limits provided under the "separation from service" rules pursuant to Section 409A of the Internal Revenue Code of 1986 ("**Code**"). Any travel associated with providing such advice and assistance will be scheduled to accommodate Executive's other business and personal commitments, and all expenses associated with Executive's travel will be paid or promptly reimbursed by Company. Any mileage reimbursement or similar expense will be paid by Company at standard Company reimbursement rates. Executive will serve solely as an independent contractor, not as an employee. In performing the consulting activities described above, Executive will act solely in Executive's own capacity and not on behalf of Company and will not bind Company. After the Separation Date, Executive has no authority to enter into contracts or agreements on behalf of Company or in any form to bind Company, transact any business in its name or on its behalf in any manner, or make any promises or representations on behalf of Company. As a consultant, Executive will be solely responsible for insurance coverage, health insurance, retirement and disability protection for Executive.

6. CONFIDENTIALITY; OWNERSHIP OF INTELLECTUAL PROPERTY.

a. Executive has and will obtain, receive, or gain access to Confidential Information in connection with Executive's work (including employment and consulting) for Company. Executive acknowledges that disclosure of Confidential Information outside of Company would severely affect Company or its affiliates and provide the recipient of the Confidential Information with an unfair competitive advantage. During Executive's relationship with Company and at all times thereafter, Executive will hold all Confidential Information in strictest confidence and will not copy, acquire, use, publish, disclose, or communicate any Confidential Information except as necessary for Executive to perform Executive's employment duties for (and while employed by) Company. "**Confidential Information**" means all information, data, and materials in whatever form, tangible or intangible, and whether or not marked or otherwise designated as confidential, that is not generally known to the public and that relates to the business, technology, practices, projects, products, services, inventions, ideas, trade secrets,

developments, marketing, sales, customers, finances, or legal affairs of Company or its affiliates, including without limitation information regarding business plans, marketing and sales data and plans, budgets, pricing information, suppliers, customer lists and information, data (equipment, operational, and other data), concepts, techniques, processes, methods, know-how, designs, technology, computer programs, licenses, formulas, and development or experimental work. Without limiting the generality of the foregoing, trade secrets are further defined in the Uniform Trade Secrets Act, RCW 19.108 et seq. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), the following two sentences apply. An individual will not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined by applicable law) that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

b. Executive will preserve as confidential any information that Executive learned or obtained from a third party or relating to a third party (such as a client, customer, affiliate, partner, or vendor) that is not readily available to the public or that Company is obligated to treat as confidential, and Executive will treat such information as Confidential Information.

c. Executive further represents and warrants that Executive has not disclosed, either directly or indirectly, or used in any way Confidential Information or other proprietary information of Company except as authorized by Company.

d. Ownership of Proprietary Materials. As used in this Agreement, "**Proprietary Materials**" means all reports, products, devices, computer programs, techniques, algorithms, procedures, discoveries or inventions, whether patentable or copyrightable and whether reduced to practice, and all materials, texts, drawings, specifications, source code, data and other recorded information, in preliminary or final form and on any media whatsoever, that (i) relates to or arises from Proprietary Information; (ii) results from or is suggested by Executive or its performance of the services described in Section 5; or (iii) is created, conceived, reduced to practice, developed, discovered, invented, or made by Executive in the course of it performance under this Agreement, whether solely or jointly with others. Company will be the exclusive owner of all Proprietary Materials. To the extent permitted under applicable laws, the Proprietary Materials will constitute "works made for hire," and the ownership of such Proprietary Materials will vest in Company at the time they are created. To the extent the Proprietary Materials are not "works made for hire" under applicable laws, Executive hereby assigns and transfers to Company all right, title, and interest that Executive may now or hereafter have in the Proprietary Materials, including but not limited to any patentable inventions, subject to the limitations set forth in this paragraph. Executive will promptly disclose to Company all Proprietary Materials. To the maximum extent permitted by law, Executive waives all moral rights in the Proprietary Materials. If the foregoing waiver is or may be inoperative or unenforceable, Executive covenants not to assert any such moral rights and not to bring any claim, action, or proceeding to

enforce such moral rights. Executive will take such action (including, but not limited to, the execution, delivery and assistance in preparation of documents or giving of testimony) as may be requested by Company to evidence, transfer, vest or confirm Company's right, title and interest in the Proprietary Materials. Except as required for Executive's performance of the services described in Section 5 or as authorized in writing by Company, neither Executive nor anyone employed by or representing Executive will use, disclose, publish or distribute any Proprietary Materials or remove any Proprietary Materials from Company's premises. Executive will hold all Proprietary Materials in trust for Company and will deliver them to Company upon request and in any event upon the expiration or termination of this Agreement.

7. MUTUAL NON-DISPARAGEMENT. For the 24-month period following the Separation Date, (a) Executive will not, directly or indirectly, knowingly disparage or make derogatory statements about Company, its directors, or its officers, and (b) Company will not and will direct its Board of Directors and officers to not, directly or indirectly, knowingly disparage or make derogatory statements about Executive and the Company will use its best efforts to ensure that it's directors and officers comply with the foregoing; provided, however, that the foregoing restrictions will not apply to any statements by Executive or Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process. Nothing in this Agreement, including this Section 7, (a) restricts Executive from responding truthfully or making disclosures as may be required or protected by law or legal process, including in connection with a government investigation or proceeding before the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or any other administrative agency, (b) prohibits communications needed in connection with Company business, or (c) prohibits disclosures required by law or legal process, including, without limitation, to respond to lawful inquiries by government inquiries, to defend against legal claims or litigation of any kind, or to enforce the terms of this Agreement.

8. CONSIDERATION AND REVOCATION PERIOD. Executive is advised to review this Agreement with Executive's attorney before executing and delivering it to Company. Following delivery of this Agreement, Executive has 21 days to review and consider this Agreement, after which time the offer of this Agreement will expire and may no longer be accepted. Executive may accept this Agreement before the expiration of the 21-day consideration period, and, if Executive does so, by Executive's signature, Executive expressly acknowledges that Executive has knowingly and voluntarily chosen to sign this Agreement before the expiration of the 21-day consideration period. If the 21-day consideration period expires before the Separation Date, Executive cannot sign this Agreement until the day immediately following the Separation Date and the offer of this Agreement will not expire before that day. To accept, Executive must execute and deliver the Agreement to Company's Interim President and CEO, either by certified U.S. Mail to ATTN: Bill White, or by email to bwhite@intellicheck.com with the signed original to follow immediately via certified or regular U.S. Mail. Executive has a period of seven calendar days after delivering the executed Agreement to Company to revoke acceptance of the Agreement. To revoke, Executive must deliver a notice revoking Executive's acceptance to Company's Interim President and CEO, in a manner described above, before the revocation period has expired. Release Agreement will become effective upon the eighth day after delivery

of this executed Agreement by Executive to Company, provided that Executive has not timely revoked this Agreement ("**Effective Date**").

9. INDEMNIFICATION. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by Company's Bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied and on terms no less favorable than those provided to any other Company executive officer or director. The rights to indemnification conferred hereby will include, to the extent permitted by applicable law, the right to be paid by Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which Executive is entitled to indemnification in advance of its final disposition. The advances to be made pursuant to such right will be paid by Company to Executive promptly following receipt by Company of invoices or other evidence reasonably satisfactory to Company.

10. TAX MATTERS. Notwithstanding any provision of this Agreement, this Agreement will be construed and interpreted to comply with Section 409A of the Code as amended or any applicable exemption. Further, any reimbursements or in-kind benefits provided under the Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. ARBITRATION. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by Company, Executive's service as an officer or director of Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Seattle, Washington, before JAMS and under the JAMS Optional Expedited Arbitration Procedures. Except to the extent prohibited by law, the Parties agree that the prevailing party in any arbitration will be entitled to recover from the other party all reasonable fees, costs, and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, and to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

12. GOVERNING LAW. This Agreement, and all rights, duties, and remedies hereunder will be governed by and construed and enforced in accordance with the laws of the State of Washington, without reference to its choice of law rules, except as preempted by federal law.

13. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of Company. Any such successor of Company will be deemed substituted for Company under the terms of this Agreement for all purposes. For this purpose, "**successor**" means any person, firm, corporation, or other business entity that at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Company.

14. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of Company and Executive.

15. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

17. NOTICES. All notices hereunder must be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and returns receipt requested:

If to Company:

Intellicheck, Inc
100 Jericho Quadrangle
Suite 202
Jericho, NY 11753
Attn: CEO

If to Executive:

____
____
____

18. ENTIRE AGREEMENT. This Agreement and the Executive Employment Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party will be bound by any term or condition other than as expressly set forth or provided for in this Agreement. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Executive's existing obligations to Company or under other agreements between Executive and Company (including the Executive Employment Agreement and all Executive's obligations to protect the confidentiality of information of Company and to assign intellectual property rights to it or

otherwise protect its intellectual property and/or business interests), which remain in full force and effect.

19. WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. SEVERABILITY. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect, with such provision revised in such a way to satisfy its legality and enforcement as originally intended by the Parties.

21. KNOWING AND VOLUNTARY AGREEMENT. Executive warrants and represents that:

- **Executive has carefully read this Agreement and finds that it is written in a manner that Executive understands;**
- **Executive knows the contents of Release Agreement;**
- **Executive is and has been advised to consult with Executive's personal attorney before signing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;**
- **Executive understands that this Agreement is waiving any potential claims under the Age Discrimination in Employment Act and other discrimination statutes (except as provided in this Agreement);**
- **Executive has had at least 21 days to review and analyze this Agreement and has been given seven days to revoke acceptance;**
- **Executive did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement;**
- **Executive may not return this Agreement until the day after the Separation Date;**
- **Executive understands the Agreement's final and binding effect; and**
- **Executive has signed the Agreement as Executive's free and voluntary act.**

COMPANY	**EXECUTIVE:**
INTELLICHECK, INC.	
______________________	______________________
By: Bill White Its: Interim CEO and CFO	William Roof
Date: _11/02/2017	Date: ______________

otherwise protect its intellectual property and/or business interests), which remain in full force and effect.

19. WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. SEVERABILITY. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect, with such provision revised in such a way to satisfy its legality and enforcement as originally intended by the Parties.

21. KNOWING AND VOLUNTARY AGREEMENT. Executive warrants and represents that:

- **Executive has carefully read this Agreement and finds that it is written in a manner that Executive understands;**
- **Executive knows the contents of Release Agreement;**
- **Executive is and has been advised to consult with Executive's personal attorney before signing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;**
- **Executive understands that this Agreement is waiving any potential claims under the Age Discrimination in Employment Act and other discrimination statutes (except as provided in this Agreement);**
- **Executive has had at least 21 days to review and analyze this Agreement and has been given seven days to revoke acceptance;**
- **Executive did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement;**
- **Executive may not return this Agreement until the day after the Separation Date;**
- **Executive understands the Agreement's final and binding effect; and**
- **Executive has signed the Agreement as Executive's free and voluntary act.**

COMPANY	**EXECUTIVE:**
INTELLICHECK, INC.	
_______________________	William H Roof
By:	William Roof
Its:	
Date: ______________	Date: 1 NOV 2017